UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2012

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA	95051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (408) 553-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 16, 2012, Agilent Technologies, Inc., a Delaware corporation (“Agilent”), Agilent Technologies Europe B.V., a limited liability company incorporated under the laws of the Netherlands and a direct, wholly-owned subsidiary of Agilent (“Agilent Europe”), and Delphi S.a.r.l., a Luxembourg private limited liability company that is ultimately controlled by EQT V Limited (“Delphi”), entered into a share purchase agreement (the “Share Purchase Agreement”), which provides for the acquisition (the “Acquisition”) by Agilent Europe of 100% of the issued and outstanding share capital of Dako A/S, a limited liability company incorporated under the laws of Denmark (“Dako”), for a cash enterprise value of approximately $2.2 billion, subject to a post-closing working capital and net debt adjustment.

The Acquisition is subject to customary closing conditions and is scheduled to close upon receipt of approvals (or the expiration of applicable waiting periods) related to antitrust and competition laws, which is expected to occur within 60 days.  If the closing of the Acquisition has not occurred by November 16, 2012, either Agilent Europe or Delphi may terminate the Share Purchase Agreement as long as the failure to consummate the closing was not a result of the terminating party’s breach or failure to perform in any material respect any of its covenants or agreements contained in the Share Purchase Agreement.

The Share Purchase Agreement contains customary warranties and covenants, including, among others, covenants that (i) Delphi will cause Dako and its subsidiaries to operate in the ordinary course of business consistent with past practice and to refrain from taking specified actions during the period between May 16, 2012 and the closing of the Acquisition, and (ii) Agilent Europe and Delphi will use their best efforts to take, or cause to be taken, all actions necessary or desirable under applicable law to consummate the transactions contemplated by the Share Purchase Agreement.

Delphi has agreed to indemnify Agilent Europe for losses arising out of any breaches of warranties or covenants by Delphi, subject to certain limitations and in accordance with general indemnification rules under Danish law.  Agilent has agreed to irrevocably and unconditionally guarantee the payment obligations of Agilent Europe under the Share Purchase Agreement.

The foregoing description of the Share Purchase Agreement is qualified in its entirety by reference to the full text of the Share Purchase Agreement, which is attached hereto as Exhibit 10.1.  Agilent encourages you to read the Share Purchase Agreement for a more complete understanding of the Acquisition.

Item 8.01  Other Information.

On May 17, 2012, Agilent and Dako issued a joint press release relating to the Acquisition.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Share Purchase Agreement by and among Delphi S.a.r.l., Agilent Technologies Europe B.V. and Agilent Technologies, Inc., dated May 16, 2012.

99.1	Press Release by Agilent Technologies, Inc. and Dako A/S, dated May 17, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Stephen D. Williams
Name:	Stephen D. Williams
Title:	Vice President, Assistant General Counsel and
Assistant Secretary

Date:  May 22, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Share Purchase Agreement by and among Delphi S.a.r.l., Agilent Technologies Europe B.V. and Agilent Technologies, Inc., dated May 16, 2012.

99.1	Press Release by Agilent Technologies, Inc. and Dako A/S, dated May 17, 2012.